Notice of Award of Restricted Stock Units         Harley-Davidson, Inc.
and Restricted Stock Unit Agreement         ID: 39-1805420
(Standard International)                 3700 West Juneau Avenue
Milwaukee, WI 53208

[Participant Name]                 [Grant Type]
[Signed Electronically]                 Plan:    2014 Incentive Stock Plan
Acceptance Date: [Acceptance Date]                ID:     [Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted Restricted Stock Units with respect to [Number of Shares Granted] shares of Common Stock of Harley-Davidson, Inc. (“HDI” and, together with its Subsidiaries, the “Company”). This grant is made under HDI's 2014 Incentive Stock Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall become fully unrestricted (or “vest”) in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units (Tranche #2)	The second anniversary of the Grant Date
The final one-third of the Restricted Stock Units (Tranche #3)	The third anniversary of the Grant Date

As soon as practicable following the date on which the Restricted Stock Units vest, the Company will make a cash payment to you in your local currency using the spot rate on the vesting date, less applicable withholding, equal to the product obtained by multiplying the Fair Market Value of a share of Common Stock of HDI on the vesting date by the number of Restricted Stock Units that have become vested on such date.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan. Without limitation, “Committee” means the Human Resources Committee of the Board or its delegate in accordance with the Plan.

HARLEY-DAVIDSON, INC. and Subsidiaries

Vice President and Controller

Exhibit A to Restricted Stock Unit Agreement
Termination of Employment: (1) If you cease to be employed by the Company and its Affiliates for reasons other than Cause (as defined in the Plan) on or after age fifty-five (55) and if such cessation of employment occurred after the first anniversary of the Grant Date, then, effective immediately prior to the time of cessation of employment, any Restricted Stock Units that were not previously vested will become vested. (2) Subject to clause (1), if your employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated. (3) Subject to clause (1), if you cease to be employed by the Company and its Affiliates by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), and the denominator of which is the number of Months from the Grant Date to the anniversary date on which such Tranche would otherwise have become unrestricted if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date, or the anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.
Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Common Stock of HDI underlying your Restricted Stock Units. You will receive a cash payment equivalent to any dividends and other distributions paid with respect to the Common Stock of HDI underlying your Restricted Stock Units (reduced for any tax withholding due), so long as the applicable record date occurs before you forfeit such Restricted Stock Units, which will be paid in your local currency using the spot rate on the date the dividend or other distribution is paid to shareholders. If, however, any dividends or distributions with respect to the Common Stock of HDI underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units that are granted contemporaneously with this Restricted Stock Unit Agreement. Any amounts due to you under this provision shall be paid to you, in cash, no later than the end of the calendar year in which the dividend or other distribution is paid to shareholders or, if later, the 15th day of the third month following the date the dividends are paid to shareholders; provided that in the case of any distribution with respect to which you are credited with additional Restricted Stock Units that are subject to a risk of forfeiture, distribution shall be made at the same time as payment is made in respect of the Restricted Stock Units that are granted contemporaneously with this Restricted Stock Unit Agreement.

Tax Withholding: To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units or your receipt of payments in respect of Restricted Stock Units results in income to you for federal or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this award through your Fidelity account. If you have not accepted this award within ninety (90) days following the Grant Date, the Restricted Stock Units granted herein shall be automatically forfeited. If you choose to accept this Restricted Stock Unit Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 2004 Incentive Stock Plan and the Harley-Davidson, Inc. 2009 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.

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